EXHIBIT 99

   FOR IMMEDIATE RELEASE                      Contact: Mr. Charles R. Ofner
                                                             (281) 496-5000


              Gary J. Junco Joins Reading & Bates Development Co.

   March 13,  1997, Houston, Texas....Reading  & Bates Corporation  (RB-NYSE)
   announced today that Gary J. Junco has joined its wholly owned subsidiary Reading & Bates Development Co. (Development) in the capacity of Chief Operating Officer. Mr. Junco previously served as President of Enserch Exploration Co. (EEX-NYSE). In his new capacity, Mr. Junco will be responsible for all Development's oil and gas asset management, including prospect evaluation and acquisition, marketing, accounting and land, regulatory and legal issues. David C. Toalson, President of Development, will remain in that position with responsibility for field development projects, including those executed by the joint venture Total Offshore Production Systems (TOPS), drilling and production operations, technology development and administration. Mr. Toalson and Mr. Junco will report to Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates Corporation.

   Paul B. Loyd, Jr. stated, "We are delighted to have Gary join Reading & Bates Development Co. in this most important position of Chief Operating Officer as he brings to us years of senior level oil company experience. Development has been very successful in obtaining a number of agreements with various operators for equity participations in oil and gas prospects based on providing value added to our clients in the form of supplying drilling services and the services provided by our joint venture Total Offshore Production Systems (TOPS). Gary has substantial experience in the these kinds of arrangements, and we believe his joining Reading & Bates' team goes a long way toward advancing our strategy to enter into more partnership relationships with our oil company clients via field participation and field development, moves which we believe will provide
   substantial future  value for our   and our  clients' shareholders."

   Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co. engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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